                                                                     Exhibit (1)
                             UNDERWRITING AGREEMENT


                                                              August 12, 1994


Bankers Trust New York Corporation,
  280 Park Avenue,
    New York, New York 10017.

Ladies and Gentlemen:

          We, as representatives (the "Managers") of the several Underwriters, understand that Bankers Trust New York Corporation, a New York corporation (the "Corporation"), proposes to issue and sell 60,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series R ($2,500 Liquidation Preference) (the "Offered Shares") to us, to be deposited against delivery of depositary receipts (the "Depositary Receipts"), evidencing depositary shares (the "Depositary Shares", and with the Offered Shares, the "Securities"), to be issued by Harris Trust Company of New York, as depositary (the "Depositary") pursuant to a deposit agreement, dated as of August 15, 1994, among the Corporation, the Depositary and the holders from time to time of the Depositary Receipts. The terms of the Securities are set forth in the Registration Statement and Basic Prospectus referred to in the provisions incorporated herein by reference, as supplemented by a Prospectus Supplement dated August 12, 1994.

          All the provisions contained in the document entitled Bankers Trust New York Corporation Series Preferred Stock Underwriting Agreement Standard Provisions (September 1993) (the "Standard Provisions"), a copy of which we have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; provided, however, that such Standard Provisions shall be supplemented and, to the extent inconsistent with the following provision, superseded, by the following provisions:

               (a) The several obligations of the Underwriters hereunder are subject to the additional condition that there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Corporation's securities by
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     Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

               (b) This Agreement shall be subject to termination in the Managers' absolute discretion, by notice given to the Corporation prior to delivery of and payment for the Securities if, prior to such time, any of the following events occurs: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or any other stock exchange or automated quotation system on which the Securities are or are to be listed or to which the Securities shall have been or are to be admitted for quotation, shall have been suspended or materially limited, provided that if such suspension or limitation results solely from a failure of the computer or other systems operated by or on behalf of such exchange or quotation system for the purposes of effecting transactions on such exchange or quotation system, this Agreement shall be subject to termination as provided above only if such suspension or limitation is in effect or exists at the scheduled time of closing and remains in effect for three hours after such scheduled time of closing; (ii) trading in securities of the Corporation specifically on the New York Stock Exchange or the American Stock Exchange shall have been suspended or materially limited and such suspension or material limitation is in effect or exists at the scheduled time of closing and remains in effect for three hours after such scheduled time of closing; (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or any other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the reasonable judgment of the Managers, impracticable to market the Securities on the terms and in the manner described in the Prospectus as amended or supplemented.

          Subject to the terms and conditions set forth herein or incorporated by reference herein, the Corporation hereby agrees to sell and we hereby agree, severally and not jointly, to purchase the number of Depositary Shares set forth opposite our respective names in Schedule I hereto at a purchase price of $24.2125 per Depositary Share; provided, however, that in the case of Depositary Shares sold to certain institutional investors, the purchase price shall be

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$24.50 per Depositary Share to the date of payment and delivery.

          We will pay for such Securities upon delivery thereof at the offices of the Corporation at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006, at 10:00 A.M. (New York City time) on August 22, 1993 or at such other time, not later than August 29, 1993, as shall be designated by us, such time being referred to herein as the "Closing Date".

          The certificate representing the Offered Shares will be delivered by us to, and deposited with, the Depositary against delivery of Depositary Receipts representing Depositary Shares. Such Depositary Receipts shall be issued in such denominations and registered in such names as we shall request and shall be made available for checking and packaging at the above office of the Corporation at least 24 hours prior to the Closing Date.

          Please confirm your agreement by having an authorized officer sign ten copies of this Agreement in the

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space set forth below and by returning the signed copy to us.

                         Very truly yours,

                         MORGAN STANLEY & CO. INCORPORATED

                         BEAR, STEARNS & CO. INC.

                         LEHMAN BROTHERS INC.

                         SALOMON BROTHERS INC

                         SMITH BARNEY INC.

                         GOLDMAN, SACHS & CO.

                         BT SECURITIES CORPORATION

                         KIDDER, PEABODY & CO. INCORPORATED

                         As representatives of the
                           Several Underwriters named in
                           Schedule I hereto

                         By:  MORGAN STANLEY & CO. INCORPORATED


                            By: Richard C. Schwartz
                               ---------------------------
                               Name:  Richard C. Schwartz
                               Title:  Principal

Accepted:

Bankers Trust New York Corporation


By:    Duncan P. Hennes
     ------------------------------
   Name:  Duncan P. Hennes
   Title:  Senior Vice President

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

                                                                      Schedule I

                                        NUMBER OF
                                         OFFERED
NAME OF UNDERWRITER                     SECURITIES
- -------------------                     ----------
Morgan Stanley & Co. Incorporated        2,140,000
Bear, Stearns & Co. Inc.                   600,000
Lehman Brothers Inc.                       600,000
Salomon Brothers Inc                       600,000
Smith Barney Inc.                          600,000
Goldman, Sachs & Co.                       400,000
BT Securities Corporation                  200,000
Kidder, Peabody & Co. Incorporated         200,000
Robert W. Baird & Co. Incorporated          60,000
Commerzbank Capital Markets                 60,000
 Corporation
Dain Bosworth Incorporated                  60,000
Dillon, Read & Co. Inc.                     60,000
A.G. Edwards & Sons, Inc.                   60,000
First Albany Corporation                    60,000
Interstate/Johnson Lane Corporation         60,000
Oppenheimer & Co., Inc.                     60,000
Piper Jaffray Inc.                          60,000
Rauscher Pierce Refsnes, Inc.               60,000
Raymond James & Associates, Inc.            60,000
                                         ---------
     TOTAL                               6,000,000
                                         =========

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